Exhibit 99.1
For Immediate Release
TROPICANA ENTERTAINMENT, LLC RECEIVES COURT APPROVAL
OF ITS FIRST DAY MOTIONS
Allows Company to Continue to Provide Wages and Benefits to Employees, Honor Customer Programs and
Pay Vendors and Suppliers
CRESTVIEW HILLS, Ky., May 6, 2008 — Tropicana Entertainment, LLC today announced it has received approval from the U.S. Bankruptcy Court for the District of Delaware of its first day motions, which were submitted as part of its voluntary filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code.
Included among the motions, the company received approval to continue wage and salary payments and other benefits to employees; to continue to honor customer programs as well as certain other pre-petition customer obligations; and to pay certain pre-petition trade claims held by critical vendors. The company will continue to pay all vendors and suppliers in the ordinary course for goods and services delivered post-petition.
In addition, Tropicana Entertainment, LLC, which filed its Chapter 11 petitions on May 5, 2008, also received court approval to utilize, on an interim basis, up to $20 million of $67 million of its Debtor-in-Possession (DIP) financing, which it negotiated with Silver Point Finance, LLC, pending a final hearing on May 30.The company is cash flow positive on an operational basis and, along with its DIP financing, has more-than-adequate resources to meet its needs.
“We are pleased the court has approved these critical first day motions, which will ensure that we continue normal operations during the restructuring,” said Scott Butera, president of Tropicana Entertainment. “This is an important first step in our plan to recapitalize the company.”
The case number for Tropicana Entertainment, LLC’s filing is 08-10856. Additional information about the filing is available at www.tropicanacasinos.com.
About Tropicana Entertainment, LLC:
Tropicana Entertainment, LLC, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately held gaming entertainment providers in the United States. The company operates 540,000 square feet of casino space with 15,000 slot machine positions. With more than 11,000 employees and 8,300 hotel rooms at its properties, it produces in excess of $1.2 billion annual revenue. More information is available at www.tropicanacasinos.com. None of the information contained on the company’s website shall be deemed incorporated by reference or otherwise included herein.

Contacts:

Hud Englehart	Michael Geczi	Caroline Hoenk
Beacon Advisors	FD	FD
o: 513-533-4800	o: 312-553-6735	o: 312-861-4706
c: 312-860-0106	c: 312-519-4920	c: 646-269-7541
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